NEWS RELEASE

Exhibit 99.1
Vanguard Natural Resources Announces
Increased Borrowing Base and Amended Credit Agreement

HOUSTON—September 1,  2009--Vanguard Natural Resources, LLC (NYSE: VNR) ("the Company") today reported that the borrowing base on its reserve-based credit facility has been increased to $175 million from the previous $154 million as a result of pledging additional natural gas and oil assets associated with its recent South Texas acquisition from Lewis Energy. Under its newly amended agreement, the Company currently has $46 million of borrowing capacity.  This second amended agreement also includes two new lenders and extends the maturity date of the credit facility to October 1, 2012.  Borrowing costs, under the LIBOR interest rate option, increased from LIBOR plus 1.5% - 2.125% to LIBOR plus 2.25% - 3.0%, depending on the amount borrowed under the facility. In addition, the debt-to-EBITDA covenant was reduced to 3.5x from 4.0x.

Mr. Richard Robert, Executive Vice President and CFO, said, “We are pleased to have this amended agreement in place and appreciate the support of our expanded bank group. Following our acquisition of additional properties in South Texas, effective July 1, 2009, we had anticipated an increase in our borrowing base and available borrowing capacity.”

Mr. Robert added, “In order to protect the acquisition economics of the recent South Texas purchase, we   added natural gas hedge positions upon execution of the purchase and sale agreement and assumed additional natural gas hedge positions at closing. Inclusive of the recent hedges added to our portfolio, we have a significant portion of our expected natural gas and oil production hedged at a weighted average floor price of $8.18 per mmbtu and $86.55 per barrel through 2011.  Our hedging program provides us more than enough cash flow to meet our anticipated capital expenditures, debt service requirements and distributions.  Although our amended credit facility expands our borrowing capacity, absent additional acquisitions, it is our intent to continue to use excess cash flow to reduce our outstanding debt.”

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Richard Robert, EVP and CFO, 832-327-2258

DRG&E
Jack Lascar/Carol Coale, 713-529-6600